                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-83631

                    PROSPECTUS SUPPLEMENT DATED MAY 16, 2000
                                       to
                       Prospectus Dated September 16, 1999

                                12,050,000 Shares

                           Interleukin Genetics, Inc.

                                  Common Stock

         This Prospectus Supplement supplements the Prospectus dated September 16, 1999, as supplemented by Prospectus Supplements dated December 22, 1999 and March 20, 2000 (the "Prospectus"), of Interleukin Genetics, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by their respective pledgees or donees, that receive such shares as a gift or other non-sale related transfer (the "Selling Shareholders") of 12,050,000 shares (the "Shares") of Common Stock, no par value per share, of the Company (the "Common Stock"). This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

         Since the date of the Prospectus, a certain Selling Shareholder (the "Donor") has donated shares of Common Stock (the "Donated Shares") to one (1) entity (the "Donee"), and the Donee was not specifically named in the Prospectus. The Donee has requested to be included as a Selling Shareholder in the Prospectus. Accordingly, the Selling Shareholders section of the Prospectus is hereby supplemented to include the Donee (listed below), with respect to the Donated Shares. The total number of Shares offered by all Selling Shareholders (including the Donor and the Donee), however, remains unchanged because the Donee is offering to sell only the Donated Shares.


                                           SHARES OWNED                                 SHARES TO BE
                                             PRIOR TO        PERCENTAGE    SHARES TO     OWNED AFTER    PERCENTAGE
                  NAME                       OFFERING         OF CLASS      BE SOLD          OFFERING    OF CLASS
                  ----                     ------------      ----------    ---------    -------------   ----------

           Canterbury School                 1,000(1)            *           1,000           -0-            -0-




--------------
* represents less than 1%

(1) Canterbury School holds Donated Shares in the amount of 1,000 shares of Common Stock, which were donated to it by Cathy M. Fine, a Selling Shareholder more specifically identified in the Prospectus.